EXHIBIT 21.1

LIST OF SUBSIDIARIES OF

EXCO RESOURCES, INC.

Name of Subsidiary	State of Incorporation
EXCO Services, Inc.	Delaware
EXCO Equipment Leasing, LLC	Delaware
EXCO Partners GP, LLC	Delaware
EXCO GP Partners Old, LP	Delaware
EXCO Partners OLP GP, LLC	Delaware
EXCO Operating Company, LP	Delaware
Vernon Gathering, LLC	Delaware
EXCO Mid-Continent MLP, LLC	Delaware
EXCO Holding (PA), Inc.	Delaware
EXCO Production Company (PA), LLC	Delaware
EXCO Production Company (WV), LLC	Delaware
EXCO Resources (XA), LLC	Delaware
Black Bear Gathering, LLC	Delaware